Exhibit 10(m)

                                     Summary
                          Enhanced Retirement Benefits
                          For A Named Executive Officer



         Under an arrangement with Frank O. Heintz, Baltimore Gas and Electric Company will provide enhanced retirement benefits to Mr. Heintz. Under the arrangement, after he attains age 60 in 2004, Mr. Heintz will be entitled to retirement benefits equal to 40% of total final average salary plus bonus.